UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2017

eWELLNESS HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	90-1073143
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11825 Major Street, Culver City, California	90230
(Address of principal executive offices)	(Zip Code)

(310) 915-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 14, 2017, eWellness Healthcare Corporation, a Nevada corporation with offices located in California (the “Registrant”) was served by a complaint filed by Rodney Schoemann (“Schoemann”) in the State of Louisiana. The lawsuit alleges that the Registrant is indebted to Schoemann under a promissory note (the “Schoemann Note”) stemming from four loans to the Registrant in the last 20 months amounting to $75,500 in total original principal bearing interest at 12% per annum, of which $45,202 has been repaid.

Nevertheless, Schoemann claims in his lawsuit that as a result of alleged defaults and extensions of the Schoemann Note, the Registrant is now indebted in the amount of $253,677 inclusive of interest and penalties at an effective rate exceeding 70% per annum, far in excess of the maximum rate allowable in California or Louisiana.

The Registrant and its counsel have determined that: (i) Schoemann is not a licensed lender in the State of California, where the loan was made and the $75,500 was deposited and therefore was not permitted under California law to make loans in the State; (ii) the interest rate Schoemann is seeking to collect is usurious and therefore interest claimed in the lawsuit is neither collectible nor enforceable.

The Registrant and counsel are of the opinion that the Schoemann suit is wholly without merit and the rules of diversity of jurisdiction apply. Furthermore, we believe that the action should be removed from Louisiana state court to the United States Federal District Court in Baton Rouge, LA, where California law should be applied.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 24, 2017

eWellness Healthcare Corporation

By:	/s/ Darwin Fogt
Name:	Darwin Fogt
Title:	Chief Executive Officer